SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.          )

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Filed by a Party other than the Registrant     ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12.
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

PIONEER-STANDARD ELECTRONICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Dear Shareholder:
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
CORPORATE GOVERNANCE
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION
DIRECTORS CONTINUING IN OFFICE
INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND COMPENSATION OF DIRECTORS
COMMITTEES OF THE BOARD
SHARE OWNERSHIP
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
SHAREHOLDER RETURN PERFORMANCE PRESENTATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
INDEPENDENT AUDITORS
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS

[PIONEER STANDARD LOGO]

PIONEER-STANDARD ELECTRONICS, INC.

6065 PARKLAND BOULEVARD / MAYFIELD HEIGHTS, OHIO 44124

June 26, 2003

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Pioneer-Standard Electronics, Inc., which will be held at 1:00 p.m., local time, on Tuesday, July 29, 2003, at Pioneer-Standard Electronics, Inc., 6675 Parkland Boulevard, Solon, Ohio 44139. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

      At the meeting, shareholders will be asked to elect three Class C Directors. Detailed information about the election of these Directors is set forth in the accompanying Proxy Statement for your information.

      It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, please sign, date and mail the enclosed Proxy, in the envelope provided, at your earliest convenience.

      Thank you for your cooperation and continued support.

/s/ Arthur Rhein
Arthur Rhein
Chairman of the Board

[PIONEER STANDARD LOGO]

PIONEER-STANDARD ELECTRONICS, INC.

6065 PARKLAND BOULEVARD / MAYFIELD HEIGHTS, OHIO 44124

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders (the “Annual Meeting”) of Pioneer-Standard Electronics, Inc. (the “Company”), will be held at Pioneer-Standard Electronics, Inc., Computer Systems Division, 6675 Parkland Boulevard, Solon, Ohio 44139, on Tuesday, July 29, 2003, at 1:00 p.m., local time, for the following purposes:

1. To elect three Class C members of the Board of Directors of the Company to hold office for a term of three years expiring in 2006;

2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Only shareholders of record at the close of business on June 6, 2003 are entitled to notice of the Annual Meeting and to vote thereat.

By Order of the Board of Directors.

Lawrence N. Schultz
Secretary

June 26, 2003

[PIONEER STANDARD LOGO]

PIONEER-STANDARD ELECTRONICS, INC.

6065 PARKLAND BOULEVARD / MAYFIELD HEIGHTS, OHIO 44124

Mailed to Shareholders on or about June 26, 2003

PROXY STATEMENT

Annual Meeting of Shareholders to be held on July 29, 2003

      The Proxy enclosed with this Proxy Statement is solicited by the Board of Directors of Pioneer-Standard Electronics, Inc. (the “Company”), and is to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on July 29, 2003, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. Without affecting any vote previously taken, a shareholder may revoke his, her or its Proxy by giving notice to the Company in writing at any time before its exercise or in open meeting. Unless so revoked, shares represented by a valid Proxy (in the form enclosed and properly signed) received in time for voting will be voted in accordance with the directions contained therein.

      The holders of Common Shares of the Company (the only class of shares outstanding) will be entitled to vote at the Annual Meeting. At the close of business on June 6, 2003, the date fixed for the determination of persons entitled to vote, there were 32,115,614 Common Shares outstanding and entitled to vote at the Annual Meeting, each share being entitled to one vote. Under Ohio law and the Company’s Amended Code of Regulations, if a quorum is present at the Annual Meeting, the three nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the Common Shares present in person or represented by proxy and entitled to vote will be elected as Directors (“Proposal 1”).

      If notice is given in writing by any shareholder to the Chief Executive Officer, an Executive Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the Annual Meeting that he, she or it desires the voting for the election of Directors to be cumulative, an announcement of the giving of such notice shall be made upon the convening of the Annual Meeting by the Chairman or Secretary or may be made by or on behalf of the shareholder giving such notice. Cumulative voting permits each shareholder to cumulate his or her voting power at such election by giving one nominee as many votes as equals the product of the number of Directors to be elected multiplied by the number of that shareholder’s Common Shares, or by distributing his or her votes on the same principle among two or more nominees, as the shareholder sees fit.

CORPORATE GOVERNANCE

      Pioneer-Standard’s Board and management have consistently adhered to the highest standards of corporate governance. These standards are designed to insure that the Board fulfills its responsibility to the shareholders by offering informed, competent and independent oversight of the Company.

      With the country’s renewed emphasis on corporate governance, reflected in the enactment of the Sarbanes-Oxley Act (the “Act”), the ongoing adoption of rules by the Securities Exchange Commission pursuant to the Act, and the new listing standards proposed by the stock exchanges, the Board is in the process of reviewing the Company’s governance policies and practices. The objective of this review is to assure that the Company’s corporate governance is in compliance with all applicable laws, rules and regulations, and with the highest ethical standards. As part of this process, the Board will continue to review the structure and composition of its committees. The Board recently created a Nominating and Corporate Governance Committee, which will have the primary responsibility for establishment, implementation and oversight of the Company’s governance programs and policies.

      All of the current members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee qualify as “independent” directors under applicable listing standards and SEC rules. We also expect that committee members will possess the requisite qualifications and expertise to meet the requirements of the Act, SEC rules, and Nasdaq standards.

      The Board will continue to monitor developments in corporate governance standards, and will consider and adopt new corporate governance principles and guidelines and committee charters consistent with these developments. As soon as they have been adopted, the Company will post such new principals, guidelines and charters, as well as the Company’s code of conduct and ethics policy, on its website at www.pioneerstandard.com.

ELECTION OF DIRECTORS

      At this Annual Meeting, three Class C Directors are to be elected for a three-year term ending at the annual meeting in 2006. The Board of Directors’ nominees for election are Charles F. Christ, Arthur Rhein and Thomas C. Sullivan. Messrs. Christ, Rhein and Sullivan currently serve as Directors of the Company.

      The proxyholders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof for the election of the three nominees named above as Directors, unless the shareholder instructs by marking the appropriate space on the Proxy that authority to vote is withheld. If cumulative voting is in effect, the proxyholders shall have full discretion and authority to vote for any one or more of such nominees. In the event of cumulative voting, the proxyholders can vote the shares represented by each Proxy so as to maximize the number of Board of Directors’ nominees elected to the Board. Each of the nominees has indicated such nominee’s willingness to serve as a Director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named above and any such substitute nominee for any of them.

      The following table shows, with respect to each of the nominees for election and the other Directors whose terms will continue after the Annual Meeting: such person’s principal occupation for the past five years and such person’s directorships in other publicly-held corporations; the year during which such person’s service as a Director commenced or will commence; such person’s age; and the expiration date of such person’s term or the term for which such person is a nominee.

NOMINEES FOR ELECTION

	Principal Occupation or Employment	Director
	for Past Five Years and Other	Continuously		Term
Name	Directorships of Publicly-Held Corporations	Since	Age	Expiration

Class C Directors
Charles F. Christ	Retired Vice President and General Manager of Components Division, Digital Equipment Corporation (Computer and Office Equipment) from July 1994 to July 1997.	1997	64	2006
Arthur Rhein	Chairman of the Board of the Company since April 30, 2003; President and Chief Executive Officer of the Company since April 1, 2002; prior thereto, President and Chief Operating Officer of the Company since April 1997.	1990	57	2006
Thomas C. Sullivan	Chairman of the Board, RPM, Inc. (Specialty Coatings and Membranes) since 1971; Chief Executive Officer, RPM, Inc. from 1971 to 2002; Director, Huffy Corporation and Kaydon.	1984	65	2006

DIRECTORS CONTINUING IN OFFICE

Class A Directors

Keith M. Kolerus	Retired Vice President, American Division, National Semiconductor (Computer Components), from 1996 to February 1998; Chairman of the Board of Directors, National Semiconductor Japan Ltd., from 1995 to 1998.	1998	57	2004
Robert A. Lauer	Retired from Accenture (formerly known as Andersen Consulting) in August 2000, Mr. Lauer served in numerous managing partner, operational and service line leadership roles during his thirty-one year career, most recently serving as Managing Partner of Andersen Consulting’s eHuman Performance Global Line of Business.	2001	59	2004

	Principal Occupation or Employment	Director
	for Past Five Years and Other	Continuously		Term
Name	Directorships of Publicly-Held Corporations	Since	Age	Expiration

Robert G. McCreary, III	Founder and currently a principal of CapitalWorks, LLC (Private Equity Group), Mr. McCreary has served in numerous managing partner positions in investment banking firms and as a partner in a large regional corporate law firm.	2001	51	2004
Class B Directors
James L. Bayman	Chairman of the Board of the Company from April 1995 through April, 2003; Chief Executive Officer of the Company from April 1995 through March 2002; President of the Company from June 1984 to April 1997; Chief Operating Officer of the Company from June 1984 to April 1995.	1984	66	2005
Thomas A. Commes	Retired President and Chief Operating Officer of The Sherwin-Williams Company (Paints and Painting Supplies Manufacture and Distribution) from June 1986 to March 1999 and a Director of The Sherwin-Williams Company from April 1980 to March 1999; Director, Applied Industrial Technologies, Inc. and Generac Portable Products, Inc.	1999	61	2005
Howard V. Knicely	Executive Vice President, Human Resources & Communications of TRW, Inc. from 1995 through 2002; from 1989 to 1995, Executive Vice President, Human Resources, Communications and Information Systems at TRW; Director of TRW from April 2001 through 2002.	2002	67	2005

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF

DIRECTORS AND COMPENSATION OF DIRECTORS

COMMITTEES OF THE BOARD

Nominating and
	Executive	Audit	Compensation	Corporate Governance

Charles F. Christ*		X	Chairman	X
Arthur Rhein	Chairman
Thomas C. Sullivan*	X	X	X
Keith M. Kolerus*	X
Robert A. Lauer*			X
Robert G. McCreary, III*		X
James L. Bayman
Thomas A. Commes*		Chairman		X
Howard V. Knicely*			X	Chairman

* Independent Director

      Executive Committee. The Executive Committee exercises the power and authority of the Board of Directors in the interim periods between Board meetings. The Executive Committee held no meetings during the last fiscal year.

      Audit Committee. The Audit Committee, which held three meetings during the last fiscal year, reviews with the Company’s independent auditors the proposed scope of the Company’s annual audits and audit results, reviews the adequacy of internal financial controls, reviews internal audit functions, provides recommendations as to the engagement of independent auditors and reviews any concerns identified by either the internal or external audit functions.

      Compensation Committee. The Compensation Committee reviews and makes recommendations concerning executive officers’ compensation and employment agreements and the Company’s stock option plans. The Compensation Committee held six meetings during the last fiscal year.

      Nominating and Governance Committee. The Nominating and Governance Committee was created by the Board in April, 2003, and therefore had no meetings during the last fiscal year. The Nominating and Corporate Governance Committee will assist the Board in the identification and nomination of qualified individuals for election to the Board, assessment and evaluation of Board effectiveness, and establishment, implementation and oversight of the Company’s governance programs and policies.

      The Board of Directors held six meetings during the last fiscal year. During the fiscal year, no Director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served, during the periods that he served.

      Directors who are not also employees of the Company receive an annual fee of $20,000 and $1,000 for each Board or Committee meeting attended. In addition, such Directors receive $1,000 for each Board or Committee telephone conference in which they participate. In the event that more than one Board or Committee meeting is held on the same day, the Directors involved receive $500 for the second meeting attended. As Chairman of the Audit Committee, Mr. Commes receives an annual fee of $4,000 in addition to any fees he receives as a Committee member, and, as Chairman of the Compensation Committee, Mr. Christ receives an annual fee of $4,000 in addition to any fees he receives as a Committee member.

      On the date of each Annual Meeting of Shareholders, each outside Director also receives, under the Company’s 2000 Stock Option Plan for Outside Directors, an option to purchase 7,500 Common Shares. Such option has an exercise price equal to the fair market value of a Common Share on the date of grant, becomes exercisable in full on the date of grant, and expires ten years from the date of grant, unless the Director’s services are earlier terminated.

      The Company also provides a Deferred Compensation Plan for its outside Directors. The Plan provides that a Director may elect, no later than 15 days prior to the start of a fiscal year, to defer all or a part of such Director’s compensation for the following year, which deferral will continue until the election is revoked. Deferred compensation is credited to a Director’s account, at the Director’s option, as a cash allotment or stock allotment. Amounts deferred as a cash allotment bear interest at the National City Bank prime interest rate. Amounts deferred as a stock allotment are credited to the Director’s account as the stock equivalent of the number of Common Shares that could be purchased with the dollar amount of the allotment at the last sales price of the Common Shares on the last trading day of the applicable quarter. Distributions of the final account balance in a Director’s account are payable in cash in five equal annual installments, or such other distribution schedule requested by the Director which is acceptable to the Company, commencing six months after the date on which the person ceases to be a Director or the date on which the Director elects to terminate participation in the Plan. The final account balance of stock allotments is the cash amount equal to a Director’s aggregate stock equivalents multiplied by the last sales price of such shares on Nasdaq on the nearest trading day preceding such Director’s termination of participation in the Plan, subject to adjustment thereafter to reflect the market price of such shares on the last day of each fiscal quarter, until distributions are fully paid. The Plan also provides for various payment terms to beneficiaries in the event of the Director’s death.

SHARE OWNERSHIP

      The following table shows the number of Common Shares beneficially owned by each Director nominee and Director; the Chief Executive Officer and each of the Executive Officers of the Company named in the Summary Compensation Table below; all Directors and Executive Officers as a group; persons known to the Company to own beneficially in excess of five percent of the Common Shares; and the percent of the class so owned as of June 6, 2003, unless otherwise indicated.

	Number of
	Common Shares
	Beneficially		Percent
Name	Owned(1)		of Class

Director Nominees and Directors (Excluding Executive Officers)(2)
Charles F. Christ	37,500	(3)	.1
Thomas A. Commes	50,000	(4)	.2
Howard V. Knicely	8,500	(5)	*
Keith M. Kolerus	43,500	(3)	.1
Robert A. Lauer	19,000	(6)	*
Robert G. McCreary, III	22,500	(6)	*
Thomas C. Sullivan	43,875	(3)	.1
Executive Officers(2)
James L. Bayman	1,657,672	(7)	5.1
Robert J. Bailey	238,371	(8)	.7
Peter J. Coleman	221,322	(9)	.7
Steven M. Billick	168,077	(10)	.5
Arthur Rhein	889,515	(11)	2.8
All Directors and Executive Officers as a group (13 persons)	3,399,832	(12)	10.6
Other Persons
Putnam, LLC One Post Office Square Boston, Massachusetts 02109	2,824,200	(13)	8.8
Wachovia Corporation Wachovia Bank, National Association 100 North Main Street Winston-Salem, North Carolina 27104	3,589,940	(14)	11.2
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,026,408	(15)	6.3
Pzena Investment Management, LLC 830 Third Avenue, 14th Floor New York, NY 10022	1,809,525	(16)	5.6
Basso Securities Ltd. 1281 East Main Street Stamford, Connecticut 06902	1,612,271	(17)	5.0

*	Shares owned are less than one-tenth of one percent of class.

(1)	Except where otherwise indicated, beneficial ownership of the Common Shares held by the persons listed in the table above comprises both sole voting and dispositive power, or voting and dispositive power that is shared with the spouses of such persons.

(2)	The address of each Director nominee, Director and Executive Officer is 6065 Parkland Boulevard, Mayfield Heights, Ohio 44124.

(3)	Includes 37,500 Common Shares which the Director has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to the Director under the 1995, 1999 and 2000 Stock Option Plans for Outside Directors.

(4)	Includes 30,000 Common Shares which the Director has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to the Director under the 1999 and 2000 Stock Option Plans for Outside Directors.

(5)	Includes 7,500 Common Shares which the Director has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to the Director under the 2000 Stock Option Plan for Outside Directors.

(6)	Includes 15,000 Common Shares which the Director has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to Directors under the 2000 Stock Option Plan for Outside Directors.

(7)	Includes (i) 386,600 Common Shares which Mr. Bayman has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 407,711 restricted Common Shares which Mr. Bayman was granted under the Pioneer-Standard Electronics, Inc. 1999 Restricted Stock Plan, as to which Mr. Bayman has sole voting power but no dispositive power until such shares have become vested. As of April 1, 2003, Mr. Bayman retired as Chairman of the Board of Directors.

(8)	Includes (i)168,542 Common Shares which Mr. Bailey has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 57,300 restricted Common Shares which Mr. Bailey was granted under the 2000 Stock Incentive Plan, as to which Mr. Bailey has sole voting power, but no dispositive power until such shares have become vested.

(9)	Includes (i)163,667 Common Shares which Mr. Coleman has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and 57,300 restricted Common Shares which Mr. Coleman was granted under the 2000 Stock Incentive Plan, as to which Mr. Coleman has sole voting power, but no dispositive power until such shares have become vested.

(10)	Includes (i)100,067 Common Shares which Mr. Billick has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii)52,900 restricted Common Shares which Mr. Billick was granted under the 2000 Stock Incentive Plan, as to which Mr. Billick has sole voting power, but no dispositive power until such shares have become vested.

(11)	Includes (i)496,280 Common Shares which Mr. Rhein has the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 100,000 restricted Common Shares which Mr. Rhein was granted under the 2000 Stock Incentive Plan, as to which Mr. Rhein has sole voting power, but no dispositive power until such shares have become vested.

(12)	The number of Common Shares shown as beneficially owned by the Company’s Directors and Executive Officers as a group includes 1,487,656 Common Shares which such persons have the right to acquire within 60 days of June 6, 2003 through the exercise of stock options granted to them under the 1991 Stock Option Plan, the 2000 Stock Incentive Plan, the 1995 Stock Option Plan for Outside Directors, the 1999 Stock Option Plan for Outside Directors and the 2000 Stock Option Plan for Outside Directors.

(13)	As reported on a Schedule 13G dated February 5, 2003. Putnam, LLC is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. The reporting person has shared voting power with respect to 686,700 Common Shares and shared dispositive power with respect to 2,824,200 Common Shares. Of the Common Shares shown in the table, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, which are wholly owned registered investment advisers of Putnam, LLC and are located at the same address as Putnam, LLC, beneficially own 1,174,330 Common Shares and 1,649,870 Common Shares, respectively.

(14)	These Common Shares are held in The Pioneer Stock Benefit Trust, of which the reporting person is trustee, pursuant to the Share Subscription Agreement and Trust effective as of July 2, 1996, between the Company and Wachovia Bank of North Carolina, N.A.

(15)	As reported on a Schedule 13G dated February 3, 2003.

(16)	As reported on a Schedule 13G dated February 5, 2003.

(17)	As reported on a Schedule 13G dated February 13, 2003. These Common Shares have not been issued and are not currently outstanding. The 1,612,271 Common Shares may be acquired upon conversion of 507,866 preferred securities of the Pioneer-Standard Financial Trust.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table shows information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended March 31, 2003, 2002 and 2001, of all those persons who were during the 2002 fiscal year (i) the Chief Executive Officer and (ii) the other four most highly compensated Executive Officers of the Company for the fiscal year (collectively, the “Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
Name and				Other Annual	Stock	Underlying	All Other
Principal Position	Year	Salary	Incentive	Compensation(1)	Awards(2)	Options	Compensation(3)

James L. Bayman	2003	$450,000	$200,000	—	$—	—	$44,116
Chairman of the Board	2002	650,000	—	—	—	85,000	55,785
	2001	600,000	515,839	—	—	100,000	58,957
Arthur Rhein	2003	625,000	700,000	—	851,000	180,000	872,734
President and Chief	2002	500,000	—	—	—	170,000	44,050
Executive Officer	2001	500,000	419,125	—	—	200,000	45,105
Steven M. Billick	2003	300,000	247,500	—	450,179	50,000	429,157
Executive Vice President	2002	300,000	—	—	—	50,000	6,145
and Chief Financial Officer	2001	282,692	128,960	—	—	50,000	—
Robert J. Bailey	2003	325,000	163,538	—	487,623	50,000	502,443
Executive Vice President	2002	325,000	189,473	—	—	50,000	16,527
	2001	325,000	201,692	—	—	60,000	12,719
Peter J. Coleman	2003	325,000	163,538	—	487,623	50,000	573,842
Executive Vice President	2002	325,000	189,473	—	—	50,000	16,527
	2001	325,000	201,692	—	—	60,000	12,776

(1)	Unless otherwise indicated, no Executive Officer received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

(2)	The dollar value of Restricted Stock Awards for the fiscal year ended March 31, 2003 was calculated by multiplying the number of restricted Common Shares granted to the named Executive Officer by the closing price of $8.51 on the date of the grant (March 1, 2003 in the case of Mr. Rhein, and February 28, 2003 in the case of Messrs. Billick, Bailey and Coleman. As of March 31, 2003, the restricted Common Shares had the following aggregate values, based upon the closing price of the Common Shares on March 31, 2003 of $8.44 per share: Mr. Rhein, $844,000; Mr. Billick, $446,476; Mr. Coleman, $483,612; Mr. Bailey, $483,612. The Restricted Stock Awards were made pursuant to the Company’s 2000 Stock Incentive Plan, and will vest 100 percent on February 28, 2006. The Restricted Stock Awards are discussed in detail in the Compensation Committee Report, below, under the heading “Retention Plan”.

(3)	Consists of (i) amounts paid on behalf of the Executive Officer to offset the tax impact of restricted stock awards referenced in note (2) above, which was as follows: Arthur Rhein, $837,827; Steven M. Billick, $425,657; Robert J. Bailey, $495,078; and Peter J. Coleman, $447,762; (ii) contributions by the Company on behalf of the Executive Officers to the Pioneer-Standard Electronics, Inc. Benefit Equalization Plan, which during fiscal 2003 were as follows: James L. Bayman, $6,750; Arthur Rhein, $7,875; Steven M. Billick, $3,500; Robert J. Bailey, $7,365; and Peter J. Coleman, $6,583; (iii) premiums paid for split dollar life insurance by the Company, which during fiscal 2003 were as follows: James L. Bayman, $37,366; and Arthur Rhein, $27,032; and (iv) payment of relocation allowance and reimbursement of relocation expenses to Mr. Coleman, including gross-up for taxes on reimbursement ($119,497).

      Shown below is information with respect to grants of stock options to the Executive Officers during the fiscal year ended March 31, 2003. The options were granted at the fair market value on the date of grant and have a term of ten years.

Option Grants in Last Fiscal Year

	Individual Grants

		% of Total
		Options			Potential Realizable Value at
	Number of	Granted			Assumed Annual Rates of
	Securities	to			Stock Price Appreciation for
	Underlying	Employees	Exercise		Option Term (10 Years)
	Options	in Fiscal	Price	Expiration
Name	Granted	Year	$/Share	Date	5%	10%

James L. Bayman	—	—	$—	—	$—	$—
Arthur Rhein	180,000 (1)	21.9	14.62	4/30/2012	1,654,200	4,194,000
Steven M. Billick	50,000 (2)	6.1	14.62	4/30/2012	459,500	1,165,000
Robert J. Bailey	50,000 (2)	6.1	14.62	4/30/2012	459,500	1,165,000
Peter J. Coleman	50,000 (2)	6.1	14.62	4/30/2012	459,500	1,165,000

(1)	Options became exercisable as to 60,000 Common Shares on April 1, 2003, and become exercisable as to 60,000 Common Shares on April 1, 2004 and 60,000 Common Shares on April 1, 2005.

(2)	Options became exercisable as to 16,667 Common Shares on April 1, 2003, and become exercisable as to 16,667 Common Shares on April 1, 2004 and 16,667 Common Shares on April 1, 2005.

      Shown below is information with respect to the exercise of options to purchase Common Shares by the Executive Officers and unexercised options to purchase Common Shares for the Executive Officers.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options
	Acquired		Fiscal Year-End		at Fiscal Year-End (1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James L. Bayman	—	$—	324,900	90,100	$–0–	$–0–
Arthur Rhein	41,400	96,421	303,960	421,440	–0–	–0–
Steven M. Billick	—	—	66,700	83,300	–0–	–0–
Robert J. Bailey	11,250	26,202	107,075	163,300	–0–	–0–
Peter J. Coleman	—	—	103,700	147,300	–0–	–0–

(1)	Based on the difference between the exercise price of such options and the closing price of a Common Share on Nasdaq on March 31, 2003 ($8.44).

      The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2003.

Equity Compensation Plan Information

Weighted-Average
	Number of Securities to be	Exercise Price of	Number of Securities
	Issued upon Exercise of	Outstanding	Remaining Available for
	Outstanding Options,	Options, Warrants	Issuance Under Equity
Plan Category	Warrants and Rights	and Rights	Compensation Plans

Equity compensation plans approved by shareholders (i.e., 1991 Stock Option Plan, 2000 Stock Incentive Plan, and 1995, 1999 and 2000 Stock Option Plans for Outside Directors)(1)	3,464,832	$12.64	310,825
Equity compensation plans not approved by shareholders	–0–	–0–	–0–
Total	3,464,832	$12.64	310,825

(1)	Excludes: (i) the Restricted Stock Plan, which was approved by the Company’s shareholders and pursuant to which a total of 723,798 restricted Common Shares have been granted; and (ii) restricted stock awards granted under the 2000 Stock Incentive Plan, pursuant to which 375,800 restricted Common Shares have been granted.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan was established during the 2000 fiscal year to provide retirement cash benefits, in an amount not to exceed 50% of final average earnings, to a select group of key management employees. The maximum cash benefit under the Supplemental Executive Retirement Plan is limited to 50% of the participant’s final average earnings, which for this purpose would be the participant’s base salary, including pre-tax deferrals, plus annual incentive compensation, offset by other Company funded retirement benefits. Mr. Bayman does not participate in the Supplemental Executive Retirement Plan, but instead is covered by the Restricted Stock Plan.

      The following table shows the total retirement benefit under the Supplemental Executive Retirement Plan for employees in the compensation ranges specified, under various assumptions with respect to average annual compensation and years of benefit service.

	Estimated Benefits Upon Retirement
Average	(As of June 1, 2002) with Years of Service Indicated(1)(2)
Annual
Compensation	5 Years	10 Years	20 Years	30 Years	35 Years

$500,000.00	$805,582.78	$1,611,165.56	$2,416,700.00	$2,416,700.00	$2,416,700.00
550,000.00	886,141.06	1,772,282.11	2,658,370.00	2,658,370.00	2,658,370.00
600,000.00	966,699.33	1,933,398.67	2,900,040.00	2,900,040.00	2,900,040.00
650,000.00	1,047,257.61	2,094,515.22	3,141,710.00	3,141,710.00	3,141,710.00
700,000.00	1,127,815.89	2,255,631.78	3,383,380.00	3,383,380.00	3,383,380.00
750,000.00	1,208,374.17	2,416,748.33	3,625,050.00	3,625,050.00	3,625,050.00
800,000.00	1,288,932.44	2,577,864.89	3,866,720.00	3,866,720.00	3,866,720.00
850,000.00	1,369,490.72	2,738,981.45	4,108,390.00	4,108,390.00	4,108,390.00
900,000.00	1,450,049.00	2,900,098.00	4,350,060.00	4,350,060.00	4,350,060.00
950,000.00	1,530,607.28	3,061,214.56	4,591,730.00	4,591,730.00	4,591,730.00
1,000,000.00	1,611,165.56	3,222,331.11	4,833,400.00	4,833,400.00	4,833,400.00
1,050,000.00	1,691,723.83	3,383,447.67	5,075,070.00	5,075,070.00	5,075,070.00
1,100,000.00	1,772,282.11	3,544,564.22	5,316,740.00	5,316,740.00	5,316,740.00
1,150,000.00	1,852,840.39	3,705,680.78	5,558,410.00	5,558,410.00	5,558,410.00
1,200,000.00	1,933,398.67	3,866,797.33	5,800,080.00	5,800,080.00	5,800,080.00
1,250,000.00	2,013,956.95	4,027,913.89	6,041,750.00	6,041,750.00	6,041,750.00
1,300,000.00	2,094,515.22	4,189,030.45	6,283,420.00	6,283,420.00	6,283,420.00
1,350,000.00	2,175,073.50	4,350,147.00	6,525,090.00	6,525,090.00	6,525,090.00
1,400,000.00	2,255,631.78	4,511,263.56	6,766,760.00	6,766,760.00	6,766,760.00
1,450,000.00	2,336,190.06	4,672,380.11	7,008,430.00	7,008,430.00	7,008,430.00
1,500,000.00	2,416,748.33	4,833,496.67	7,250,100.00	7,250,100.00	7,250,100.00

(1)	Assuming retirement at age 65.

(2)	The maximum accrued cash benefit under the Supplemental Executive Retirement Plan is limited to 50% of the participant’s final average earnings, which includes the participant’s base salary, including pre-tax deferrals, plus annual incentive compensation, offset by other Company funded retirement benefits and Social Security benefits.

      With respect to the Executive Officers listed in the Summary Compensation Table and employed by the Company as of June 1, 2003, Mr. Rhein has 21 years of benefit service, Mr. Billick has 3 years of benefit service, Mr. Bailey has 26 years of benefit service and Mr. Coleman has 30 years of benefit service with the Company.

Employment Agreements

      2002 Employment Agreement with Mr. Rhein. Mr. Rhein entered into a new Employment Agreement with the Company effective April 1, 2002 (the “2002 Employment Agreement”), which replaced his 2000 Employment Agreement. The 2002 Employment Agreement provides for a monthly salary of $52,083.34 for Mr. Rhein. Mr. Rhein is also eligible to participate in the Company’s 2000 Annual Incentive Plan under his 2002 Employment Agreement. Effective April 1, 2003, Mr. Rhein entered into a new Employment Agreement with the Company.

      Mr. Rhein will be entitled to certain payments and benefits under the 2002 Employment Agreement if his employment with the Company is terminated under certain circumstances. In the event of discharge or voluntary resignation during the one year period following a change in control of the Company, Mr. Rhein is entitled to receive under his 2002 Employment Agreement his base salary through the end of the month in which the termination of employment occurs, plus an amount equal to 36 times his current base salary payable in one payment immediately upon such termination. In addition, Mr. Rhein is entitled to receive payment of a cash incentive based upon his cash incentive under the 2000 Annual Incentive Plan for the preceding year, pro rated for the current year, plus an amount equal to his cash incentive under the 2000 Annual Incentive Plan (or any predecessor annual incentive plan or arrangement) for the preceding three years. For three years following such termination, Mr. Rhein is also entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company on the same basis as provided immediately prior to his termination, or the economic equivalent thereof. “Change in control” is defined in the 2002 Employment Agreement as a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, including (i) the acquisition by a person of beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, or (ii) in the event that, during any period of 12 consecutive months, individuals who were Directors of the Company at the beginning of the period, and for whom Mr. Rhein voted as a shareholder, cease for any reason to constitute at least a majority of the Board of Directors. The 2002 Employment Agreement defines “change in control” to include, in addition to the foregoing, the event that, at any time during the one year period following the first day on which Mr. Rhein holds the title of Chief Executive Officer, such title is revoked or his duties or obligations are materially inconsistent with the duties or obligations of the Chief Executive Officer of the Company, unless such revocation or assignation is due to his disability, death, termination of employment for cause, or voluntary termination without a good reason. The definitions of the terms “cause” and “good reason” in the 2002 Employment Agreement are described below.

      “Cause” is defined in the 2002 Employment Agreement to mean that termination of Mr. Rhein’s employment shall have been the result of (a) his conviction of the offense of misappropriation of money or other property of the Company or of any felony, provided that such offense or felony results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, property or business relationships; (b) a breach by Mr. Rhein of his obligation under the 2002 Employment Agreement to devote his full time to the affairs of the Company (which breach is not cured within 30 days after Mr. Rhein’s receipt of written notice from the Company) or a breach of any of the restrictive covenants relating to competition, disclosure or solicitation contained in the 2002 Employment Agreement; or (c) the substantial and continued failure or refusal to perform under the 2000 Employment Agreement which Mr. Rhein fails to remedy within 30 days after his receipt of written notice from the Company. “Good reason” is defined in the 2002 Employment Agreement generally to mean the occurrence of: (i) any reduction in Mr. Rhein’s position, authority or title; (ii) any material reduction in Mr. Rhein’s responsibilities or duties for the Company; (iii) any material adverse change or reduction in the aggregate perquisites, benefits and payments to which Mr. Rhein is entitled under the 2002 Employment Agreement; (iv) any change in Mr. Rhein’s reporting relationship; (v) any relocation of Mr. Rhein’s principal place of work with the Company to a location that exceeds by 50 miles the distance from the location of his residence at the time of such relocation of his principal place of work with the Company to the Company’s headquarters; or (vi) the material breach or material default by the Company of any of its agreements or obligations under any provision of the 2002 Employment Agreement, unless such breach or default is substantially cured within 30 days after written notice advising the Company of the acts or omissions constituting such breach or default is actually received by the Company.

      In the event of discharge without cause or voluntary termination for a good reason, Mr. Rhein is entitled to receive his base salary for the month in which his termination of employment occurs; plus a cash incentive calculated on the basis of his cash incentive under the 2000 Annual Incentive Plan for the immediately preceding fiscal year, pro rated for the then current fiscal year through the date of his termination; plus a monthly payment, for the 24 months following such termination of employment, of an amount equal to 1/24th of the sum of 24 times his current monthly base salary plus an amount equal to his cash incentive under the 2000 Annual Incentive Plan (or any predecessor annual incentive plan or arrangement) for the two previously completed fiscal years. For the 24 months following such termination, Mr. Rhein is also entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company on the same basis as provided immediately prior to his termination, or the economic equivalent thereof.

      The 2002 Employment Agreement also contains provisions regarding confidentiality and, except upon voluntary termination or involuntary termination within one year after a change in control, non-competition and non-interference (for two years following termination of employment).

      Upon either voluntary termination without a good reason or termination for cause, Mr. Rhein would not be entitled to further remuneration payments under his 2002 Employment Agreement.

      Mr. Rhein’s 2002 Employment Agreement provides that, if any payment received by Mr. Rhein in connection with a change in control of the Company is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in an “excess parachute payment” within the meaning of Section 280G(b), Mr. Rhein will be entitled to a cash payment in an amount equal to the 20% excise tax, if any, payable by Mr. Rhein pursuant to the provisions of Section 4999, which amount will be increased by an aggregate of the amount of any federal, state and local income taxes and excise taxes for which he may become liable on account of the receipt of the excise tax gross up payment. Like his 2000 Employment Agreement, Mr. Rhein’s 2002 Employment Agreement also provides for payment by the Company of up to $500,000 of legal fees incurred by Mr. Rhein in the event that, following a “change in control,” Mr. Rhein may be caused to institute or defend proceedings to enforce his rights under the 2002 Employment Agreement.

      Had a “change in control” and termination of employment occurred on March 1, 2003, Mr. Rhein would have received $2,797,600 under his 2002 Employment Agreement (36 times his current monthly base salary plus incentive bonuses). In addition, all stock options granted to Mr. Rhein and certain other benefits, to the extent not already vested, would have become immediately vested. To the extent that any of the above or other compensation would be considered an excess parachute payment under Section 4999 subject to the 20% excise tax, the Company would be obligated to reimburse Mr. Rhein for such tax plus any additional excise tax thereon, plus all federal, state and local income taxes on the excise tax reimbursements at a combined assumed rate of forty-seven percent (47%), all or part of which may not be tax deductible by the Company as an ordinary and necessary business expense. These payments might have the effect of discouraging any possible acquisition or hostile takeover of the Company. However, depending on the facts and circumstances at the time of an actual “change in control,” the payments due to Mr. Rhein may be materially larger or smaller, and may include additional benefits and payments under other employee benefit plans, programs, perquisites or arrangements of the Company not considered in the above analysis.

      2003 Employment Agreement with Mr. Rhein. Fiscal year 2003 was a transition year for Messrs. Rhein and Bayman in which Mr. Rhein assumed the position of Chief Executive Officer replacing Mr. Bayman.

Early in fiscal year 2004, Mr. Rhein replaced Mr. Bayman as Chairman of the Board. In recognition of this transition, to implement the Company’s succession plan and to reflect Mr. Rhein’s additional duties, Mr. Rhein entered into a new Employment Agreement with the Company effective April 1, 2003 (the “2003 Employment Agreement”), which replaced his 2002 Employment Agreement. The 2003 Employment Agreement has a three year term. The 2003 Employment Agreement provides for an annual salary of $625,000 for Mr. Rhein (unchanged from fiscal year 2002). Mr. Rhein is also eligible to participate in the Company’s Annual Incentive Plan under his 2003 Employment Agreement, which provides for a cash incentive at a target equal to 100% of Mr. Rhein’s annual salary and with a potential range of 0% to a maximum of 250% of his annual salary. The 2003 Employment Agreement also provides for Mr. Rhein to participate in the benefit plans and programs in which the Company’s other executive officers generally are eligible to participate, to payment of an automobile and financial planning allowance, to reimbursement of club membership fees and dues, to receive life insurance protection in an amount not less than 200% of his prior year’s earnings, and to receive director’s and officer’s liability insurance protection.

      Mr. Rhein will be entitled to certain payments and benefits under the 2003 Employment Agreement if his employment with the Company is terminated under certain circumstances. In the event of Mr. Rhein’s discharge other than for disability or cause, or Mr. Rhein’s voluntary resignation during the one year period following a change in control of the Company, or his termination is by the Company other than for disability or cause, or by Mr. Rhein for a good reason, within a window period prior to an anticipated change in control, Mr. Rhein is entitled to receive under his 2003 Employment Agreement an amount equal to three times his current base salary plus target annual cash incentive, payable in one payment within 30 days of such termination. In addition, Mr. Rhein is entitled to receive payment of a cash incentive award under the 2000 Annual Incentive Plan (or its successor) for the current year, pro rated through the date of his termination of employment. For three years following such termination, Mr. Rhein is also entitled to the continued perquisites and participation in the Company’s benefit plans in which he was participating at the time of his termination of employment or the economic equivalent thereof.

      The definition of “change in control” in the 2003 Employment Agreement is substantially identical to the definition of such term in Mr. Rhein’s 2002 Employment Agreement described above. “Cause” is defined in the 2003 Employment Agreement to mean that termination of Mr. Rhein’s employment shall have been the result of (a) his commission (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude; (b) his commission of a material breach or material default of any of his agreements or obligations under any provision of the agreement which is not substantially cured within 90 days after the Board of Directors gives written notice of such breach or default to Mr. Rhein; (c) his commission, when carrying out his duties under the agreement, of acts or the omission of any act which constitutes willful misconduct or which constitutes gross negligence and results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships; or (d) his substantial and continued failure or refusal to perform under the agreement which Mr. Rhein fails to remedy within 90 days after his receipt of written notice from the Board of Directors.

      In the event of discharge without cause or voluntary termination for a good reason, Mr. Rhein is entitled to receive, during the one year period following the date of his termination of employment, regular payment of his annual base salary and payment, in equal monthly amounts, of his target annual cash incentive under the 2000 Annual Incentive Plan (or its successor) for the year in which his termination of employment occurred, and within 30 days of the end of such one year period, a single sum payment equal to his annual base salary plus his target annual cash incentive for the year in which his termination of employment occurred. Mr. Rhein will also be entitled to receive payment of a target annual cash incentive award under the 2000 Annual

Incentive Plan (or its successor) for the current year, pro rated through the date of his termination of employment. For two years following such termination, Mr. Rhein is also entitled to continued receipt of perquisites and participation in the Company’s benefit plans in which he was participating at the time of his termination of employment or the economic equivalent thereof. “Good reason” is defined in the 2003 Employment Agreement generally to mean the occurrence of (a) any reduction in Mr. Rhein’s title or position or change in his reporting relationship; (b) a material reduction in Mr. Rhein’s duties or responsibilities; (c) any reduction in Mr. Rhein’s compensation or elimination of his participation in any benefit plan, program or arrangement, or material reduction or restriction of benefits payable to Mr. Rhein under any such plan, program or arrangement or Mr. Rhein’s perquisites, except where either (i) such reduction, restriction, elimination or other change is both generally applicable to all members of senior management and does not reduce either Mr. Rhein’s annual salary or target annual cash incentive, or (ii) such reduction, restriction, elimination or other change is merely the result of application of a formula measuring individual or corporate performance or both; (d) a material breach or material default by the Company or its successor of any of its agreements or obligations under any provision of the Agreement, unless such breach or default is substantially cured within a reasonable period of time (defined as ten days for simple non-payment of an agreed amount without any related issues and 90 days in all other cases) after written notice advising the Company or its successor of the acts or omissions constituting such breach or default has been received by the Company; (e) any relocation of Mr. Rhein’s principal place of work with the Company or its successor to a location that exceeds by 50 miles the distance from the location of his residence at the time of such relocation to the headquarters of the Company as of the date of the Agreement; or (f) the failure of the Company to obtain an agreement from any successor to the Company to assume the Company’s obligations under the Agreement.

      In the event of Mr. Rhein’s termination of employment due to his retirement, disability or death, the 2003 Employment Agreement provides for, in addition to any benefits to which Mr. Rhein may be entitled under the Company’s employee benefit plans, the payment of a cash incentive under the 2000 Annual Incentive Plan (or its successor) for the current year, pro rated through the date of his termination of employment; continuation of director’s and officer’s liability insurance coverage until the day after the last date of the applicable statute of limitations for Mr. Rhein’s alleged wrongful acts; and except in the case of Mr. Rhein’s termination of employment due to his death, continued life insurance protection for Mr. Rhein and medical insurance coverage for Mr. Rhein, his spouse and dependents until Mr. Rhein attains age 65.

      The 2003 Employment Agreement also contains provisions regarding confidentiality and, except upon voluntary termination (not for cause) or involuntary termination within one year after a change in control, non-competition and non-interference (for two years following termination of employment).

      Upon either voluntary termination without a good reason or termination for cause, Mr. Rhein would not be entitled to further remuneration payments under his 2003 Employment Agreement.

      If a new agreement is not entered into within sixty days following the end of the three year term of the 2003 Employment Agreement, Mr. Rhein may resign within a sixty day window period and receive the benefits described above which are repayable in connection with a discharge of Mr. Rhein without cause or his voluntary termination for a good reason. Furthermore, if a new agreement is not entered into as described above, Mr. Rhein shall be entitled to the same benefits as described in the preceding sentence in connection with his discharge by the Company without cause during the one hundred and twenty day period following the end of the three year term.

      Mr. Rhein’s 2003 Employment Agreement provides that, if any payment received by Mr. Rhein in connection with a change in control of the Company is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in an “excess parachute payment” within the meaning of Section 280G(b), Mr. Rhein will be entitled to a cash payment in an amount equal to the 20% excise tax, if any, payable by Mr. Rhein pursuant to the provisions of Section 4999, which amount will be increased by an aggregate of the amount of any federal, state and local income taxes and excise taxes for which he may become liable on account of the receipt of the excise tax gross up payment. Like his 2002 Employment Agreement, Mr. Rhein’s 2003 Employment Agreement also provides for payment by the Company of up to $500,000 of legal fees incurred by Mr. Rhein in the event that, following a “change in control,” Mr. Rhein may be caused to institute or defend proceedings to enforce his rights under the 2003 Employment Agreement.

      Had a “change in control” and termination of employment occurred on June 1, Mr. Rhein would have received $3,750,000 under his 2003 Employment Agreement (three times his current annual base salary plus target annual cash incentive). In addition, all stock options granted to Mr. Rhein and certain other benefits, to the extent not already vested, would have become immediately vested. To the extent that any of the above or other compensation would be considered an excess parachute payment under Section 4999 subject to the 20% excise tax, the Company would be obligated to reimburse Mr. Rhein for such tax plus any additional excise tax thereon, plus all federal, state and local income taxes on the excise tax reimbursements at a combined assumed rate of forty-seven percent (47%), all or part of which may not be tax deductible by the Company as an ordinary and necessary business expense. These payments might have the effect of discouraging any possible acquisition or hostile takeover of the Company. However, depending on the facts and circumstances at the time of an actual “change in control,” the payments due to Mr. Rhein may be materially larger or smaller, and may include additional benefits and payments under other employee benefit plans, programs, perquisites or arrangements of the Company not considered in the above analysis.

      2000 Employment Agreements with Messrs. Bayman and Billick. The Company entered into Employment Agreements with Messrs. Bayman and Billick effective April 1, 2000 (the “2000 Employment Agreements”). The 2000 Employment Agreements for Messrs. Bayman and Billick initially provided for a monthly base salary of $50,000 and $25,000, respectively. Effective April 1, 2002, Messrs. Bayman and Billick’s 2000 Employment Agreements were amended. The terms of the amendments to Messrs. Bayman and Billick’s 2000 Employment Agreements are described below in this portion of the Proxy Statement.

      Under his 2000 Employment Agreement, Mr. Bayman is entitled to receive fringe and other benefits to which executive officers of the Company are generally entitled, including participation in the Company’s Retirement Plan and Benefit Equalization Plan, the reimbursement of club fees and dues and automobile expenses, and health, life, disability and accidental death and dismemberment insurance coverage. Also, Mr. Bayman is eligible to participate in the Company’s existing and successor option plans, with any grants under such plans to be at the discretion of the Compensation Committee. Under his 2000 Employment Agreement, Mr. Bayman participates in the Company’s 1999 Restricted Stock Plan in lieu of participation in its Supplemental Executive Retirement Plan. Mr. Bayman is eligible to participate in the Company’s 2000 Annual Incentive Plan under his 2000 Employment Agreement. Mr. Billick’s 2000 Employment Agreement contained similar terms, and also entitled him to participate in the Company’s Supplemental Executive Retirement Plan but not the 1999 Restricted Stock Plan.

      The 2000 Employment Agreement for Mr. Bayman has a term of two years, with an option on his part to reduce the term to one year. The 2000 Employment Agreement for Mr. Bayman provides a three-year transitional employment arrangement with the Company after expiration of his term as an officer of the

Company pursuant to which he will be paid $100,000 per year for his part-time services, and during which Period of Transition he will remain an employee of the Company for all purposes. Mr. Bayman entered the Period of Transition April 1, 2002, at which point he ceased to be Chief Executive Officer of the Company. The 2000 Employment Agreement for Mr. Billick has a term of one year, renewable automatically for successive one-year terms unless terminated by either the Company or Mr. Billick pursuant to the provisions of Mr. Billick’s 2000 Employment Agreement. Mr. Billick’s Employment Agreement does not contain a Period of Transition provision.

      Mr. Bayman will be entitled to certain payments and benefits under his 2000 Employment Agreement if his employment with the Company is terminated under certain circumstances. In the event of discharge or voluntary resignation during the one-year period following a change in control (or, in certain circumstances, in the event of discharge during a limited period before an anticipated change in control) of the Company (as defined below), Mr. Bayman is entitled to receive under his 2000 Employment Agreement his base salary through the end of the month in which his termination of employment occurs, plus an amount equal to 36 times his current monthly base salary payable in one payment immediately upon such termination. In addition, Mr. Bayman is entitled to immediate payment of a cash incentive based upon his cash incentive under the 2000 annual Incentive Plan for the preceding year, pro rated for the current year, plus an amount equal to his cash incentive under the 2000 Annual Incentive Plan (or any predecessor annual incentive plan or arrangement) for the preceding three years. For three years following such termination, Mr. Bayman is entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company on the same basis as provided immediately prior to his termination. “Change in control” is defined in the 2000 Employment Agreements as a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, including (i) the acquisition by any person of beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities or (ii) the event that, during any period of 12 consecutive months, individuals who were Directors of the Company at the beginning of the period, and for whom such officers voted as a shareholder, cease for any reason to constitute at least a majority of the Board of Directors. The 2000 Employment Agreement for Mr. Billick contained similar terms and definitions but provided for payment of an amount equal to 12 times (rather than 36 times) his current monthly base salary and his cash incentive for the preceding year rather than the preceding three years.

      In the event of discharge without cause or voluntary resignation for a good reason, Mr. Bayman is entitled to receive his base salary for the month in which his termination of employment occurs, plus an cash incentive calculated on the basis of his cash incentive under the 2000 Annual Incentive Plan (or any predecessor annual incentive plan or arrangement) for the immediately preceding fiscal year, pro rated for the then current fiscal year through his date of termination, plus a monthly payment, for the 24 months following such termination of employment, of an amount equal to 1/24th of the sum of 24 times his current monthly base salary plus an amount equal to his cash incentive under the 2000 Annual Incentive Plan (or any predecessor annual incentive plan or arrangement) for the two previously completed fiscal years. For the 24 months following such termination, Mr. Bayman also is entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company on the same basis as provided immediately prior to termination, or the economic equivalent thereof. Amounts payable to Mr. Bayman as a result of termination by the Company without cause or voluntary resignation for a good reason will be reduced by any amounts which Mr. Bayman actually receives from another employer during the 24 month period following the date of any such termination, and any benefits payable to Mr. Bayman by reason of any welfare benefit plan of the Company or perquisites will be reduced to the extent comparable benefits or perquisites (or the cash equivalent thereof) are actually received by Mr. Bayman from another employer during such period. The 2000 Employment Agreement for Mr. Billick contains similar terms.

      The 2000 Employment Agreements also contain certain restrictive covenants, including a confidentiality provision, which survive such agreements indefinitely, and non-competition and non-interference provisions, which extend two years after a termination of employment, unless such termination occurs within one year following a change in control, in which case such provisions terminate upon such termination of employment. All obligations of the Company to make any payments or provide any benefits following termination of employment under the 2000 Employment Agreements cease upon a breach of such restrictive covenants.

      Upon either voluntary termination without good reason or termination for cause, Mr. Bayman will not be entitled to further remuneration payments under his 2000 Employment Agreement. The 2000 Employment Agreement also prohibits Mr. Bayman from competing with the Company or interfering with the Company’s relationships with its customers and employees if Mr. Bayman’s employment with the Company is terminated for any reason other than in connection with a change in control, and the breach of any such prohibitions by Mr. Bayman will result in the termination of payments by the Company to Mr. Bayman under his 2000 Employment Agreement. The 2000 Employment Agreement for Mr. Billick contains similar terms.

      Mr. Bayman’s 2000 Employment Agreement also provides that, if any payment received by Mr. Bayman in connection with a change in control of the Company is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in an “excess parachute payment” within the meaning of Section 280G(b), Mr. Bayman will be entitled to a cash payment in an amount equal to the 20% excise tax, if any, payable by Mr. Bayman pursuant to the provisions of Section 4999, which amount will be increased by the aggregate of the amount of any federal, state, and local income taxes and excise taxes for which he may become liable on account of the receipt of the excise tax gross up payment. The 2000 Employment Agreement also provides for payment by the Company of up to $500,000 of legal fees incurred by Mr. Bayman in the event that, following a “change in control,” Mr. Bayman may be caused to institute or defend proceedings to enforce his rights under his 2000 Employment Agreement. The 2000 Employment Agreement for Mr. Billick contains similar terms.

      Amendment to Mr. Bayman’s 2000 Employment Agreement. As mentioned above, Fiscal Year 2003 was a transition year for Mr. Rhein and Mr. Bayman. In addition, it was a transition year for the Company, during which it completed development of and embarked on a new strategic plan. Given the importance of sustained focus on implementation of this plan, the Company’s Board of Directors asked Mr. Bayman to remain involved at a higher level than had previously been contemplated so that he would be available to assist Mr. Rhein, and to step in to pursue the plan, in the event of Mr. Rhein’s illness or injury during the crucial FY ’03 period. Therefore, effective April 1, 2002, Mr. Bayman’s 2000 Employment Agreement was amended to reflect the greatly expanded scope of Mr. Bayman’s duties during his Period of Transition. In addition to serving in an advisory capacity to the Company’s Chief Executive Officer during his Period of Transition, Mr. Bayman is required to be regularly available in the first year of his Period of Transition to assist the Chief Executive Officer in evaluating industry and market conditions, evaluating corporate opportunities, and undertaking similar corporate development activities. Mr. Bayman is required to make himself available to serve as a Director of the Company during his Period of Transition and, provided that Mr. Bayman is elected as a Director of the Company at the Annual Meeting, Mr. Bayman has agreed to serve as the Chairman of the Board of Directors through March 31, 2003. Mr. Bayman’s 2000 Employment Agreement was further amended to provide that, for the first year of his Period of Transition in recognition of his greatly expanded transition role during that year, he will receive a base salary of $450,000 per year and a cash incentive, payable as a single sum on March 31, 2003, of $200,000. After the first year, Mr. Bayman’s transition role will be as originally contemplated and his base salary will revert to $100,000 per year.

      Amendment to Mr. Billick’s 2000 Employment Agreement. Effective April 1, 2002, Mr. Billick’s 2000 Employment Agreement was amended. Under the amendment, Mr. Billick relinquished his right to receive severance payments upon his voluntary termination of employment following a change in control (a “single trigger” right to payment) and to accept a right to such payment in connection with a change in control only upon his discharge without cause or voluntary termination for a good reason (a “double trigger” right to payment). Mr. Billick also waived his right to participate in the Company’s 2000 Annual Incentive Plan or successors. In exchange, Mr. Billick’s Employment Agreement was amended to provide that such a severance payment would be for two years rather than one. Noncompetition and noninterference protections for the Company also were extended from one to two years.

      Non-Competition Agreements and Change of Control Agreements. On February 25, 2000, the Company entered into non-competition agreements and change of control agreements with Messrs. Bailey and Coleman. Under the non-competition agreements, in the event the Company terminates such executive’s employment without cause, such executive is entitled to his monthly base salary, target incentive and benefit coverage for twelve months following such termination. In the event such executive’s employment is terminated for cause or he voluntarily resigns his position, the Company has no obligations for such payments or benefits coverage under the non-competition agreement. If either of Messrs. Bailey or Coleman is terminated for cause or voluntarily terminates his employment, such executive is prohibited under the non-competition agreement for the two-year period following any such termination (the “Noncompetition Period”) from being employed by, owning, operating or similar involvement, directly or indirectly, with any business that competes with the Company in the distribution of electronic parts, components or systems in the geographical area in which the Company conducts its business. In the event that either of Messrs. Bailey or Coleman is terminated without cause, the Company may, in its sole discretion, elect to pay such executive his regular base salary and target incentive for all or any part of the Noncompetition Period, which payments are separate and in addition to the severance payments and benefits coverage described above and, so long as the Company makes such payments, such executive will be bound by the non-competition provisions described above. The non-competition agreements also contain nondisclosure and non-interference provisions. In the event of a change of control, the provisions of the change of control agreement described below will supersede those of the non-competition agreement with respect to severance and non-competition terms.

      Under the change of control agreements, if during the 12 month period following a change of control (as described below), either of Messrs. Bailey or Coleman is discharged without cause or voluntarily terminates his employment for any reason, such executive is entitled to receive a lump sum amount within 30 days of such termination of employment equal to 24 times the greater of (i) such executive’s highest monthly base salary paid during the twelve month period preceding a change in control or (ii) such executive’s highest monthly base salary paid or payable by the Company at any time from the ninety day period preceding a change of control through the date of termination. In addition, each of Messrs. Bailey and Coleman is entitled to receive a lump sum amount equal to the greater of (i) four times such executive’s highest aggregate amount of incentive compensation paid during any six consecutive months of the 12 months preceding a change of control or (ii) four times such executive’s highest aggregate amount of incentive compensation paid during any six consecutive months preceding the date of termination. Further, each of Messrs. Bailey and Coleman is entitled to receive 24 times the monthly amount paid such executive as an auto allowance immediately preceding a change of control. For two years following such termination, such executive also is entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the

Company (or the economic equivalent thereof where such crediting is not permitted). For purposes of the change of control agreements for Messrs. Bailey and Coleman, “cause” is defined as (i) an act or acts of personal dishonesty taken by the employee and intended to result in personal enrichment of the employee at the expense of the Company or (ii) the conviction of the employee of a felony.

      If any payment received by Messrs. Bailey and Coleman in connection with a change of control of the Company is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in an “excess parachute payment” within the meaning of such Section 280G(b), he will be entitled under the change of control agreement to a cash payment in an amount equal to the 20% excise tax, if any, payable by him pursuant to the provisions of Section 4999, which amount will be increased by the aggregate of the amount of any federal, state, and local income taxes and excise taxes for which he may become liable on account of the receipt of the excise tax gross up payment. For purposes of the change of control agreement, a “change of control” is defined as (i) the acquisition by any person of beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, (ii) the individuals who constitute the Board of Directors of the Company as of February 25, 2000 (the “Incumbent Board”) cease to constitute a majority of the Board of Directors of the Company, provided that any individual who subsequently becomes a Director or whose election or nomination for election was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (other than an election or nomination of an individual in connection with an actual or threatened election contest) shall be considered as though such person were a member of the Incumbent Board, or (iii) approval by the Company’s shareholders of a reorganization, merger or consolidation with respect to which persons who were not shareholders before such reorganization, merger or consolidation own more than 80% of the combined voting power of the Company, or a liquidation of the Company or the sale of all or substantially all of the assets of the Company.

      Amendment to Non-Competition Agreements and Change of Control Agreements. In January of FY ’03, Messrs. Bailey and Coleman entered into Agreements with the Company amending their Non-Competition Agreements and Change of Control Agreements effective immediately. Under the amendments, Messrs. Bailey and Coleman relinquished their rights to receive severance payments under the Change of Control Agreements upon their voluntary termination of employment (a “single trigger” right to payment) and to accept a right to such payment in connection with a change in control only upon a discharge without cause or voluntary termination for a good reason (a “double trigger” right to payment). In exchange, the Non-Competition Agreements were amended to provide that payments under that Agreement would be for two years rather than one.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      The following chart compares the value of $100 invested in the Common Shares with a similar investment in the S&P Stock Index (the “S&P 500”), the Russell 2000 Index (the “Russell 2000”) and the companies listed in the SIC Code 5045-Computer and Computer Peripheral Equipment and Software (the Company’s “Peer Group”) for the period March 31, 1998 through March 31, 2003. Beginning with next year’s Proxy Statement, the graph will reflect the comparison of the Company’s stock performance with the Russell 2000, in lieu of the comparison with the S&P 500. This change is being made because the Russell 2000 is comprised of a broader base of companies with market capitalization comparable to the Company, in contrast with the S&P 500, which is comprised primarily of much larger companies. This year, the Company has also replaced its former peer group, the companies listed in SIC Code 5065 (Electronic Parts and Equipment) with those in SIC Code 5045, which is the Company’s current SIC Code. This revision is consistent with the Company’s divestiture of the industrial electronics business and refocus on its enterprise computer systems business. Use of the Russell 2000 and the new peer group will allow for a more meaningful comparison of the Company’s stock performance with the performance of Companies more closely aligned in terms of size and industry.

	Base	Years Ending
	Period
	March	March	March	March	March	March
	1998	1999	2000	2001	2002	2003

Pioneer Standard Electronics	100	54.24	131.54	103.18	120.47	72.78
S&P 500 Index	100	118.46	139.71	109.43	109.69	82.53
Russell 2000	100	83.74	114.98	97.35	110.97	81.04
Peer Group	100	61.70	67.31	36.74	50.63	30.59

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      The Company’s Compensation Committee (the “Committee”) is composed of four outside Directors of the Company. The Committee is responsible for reviewing, implementing and administering the Company’s executive officer and director compensation and employment arrangements and plans.

      Set forth below is a report submitted by Messrs. Christ, Knicely, Lauer and Sullivan in their capacity as members of the Committee. The report addresses the policies of the Committee with respect to the compensation and employment arrangements applicable to the Company’s executive officers and describes the factors considered by the Committee in determining the compensation of Arthur Rhein, President and Chief Executive Officer of the Company, for the Company’s 2003 fiscal year.

Compensation Philosophy and Objectives

      In November 1998, at the request of the Committee, the Company retained the services of outside executive compensation consultants to conduct a comprehensive review of the Company’s executive officer compensation. This review compared the Company’s executive officers’ base salaries, short-term annual cash incentives, long-term stock incentives, retirement benefits and perquisites to those of a peer group of twenty companies compiled by the consultants. The companies selected for inclusion in the peer group were those (1) with lines of business comparable to the Company’s, or (2) which may compete with the Company for executive talent. Based on its analysis of this peer group comparison, the consultants were also asked to recommend appropriate modifications to the Company’s executive compensation practices in order to enhance the Company’s ability to attract, retain and appropriately incent talented executive officers. After lengthy consideration of the report submitted by the consultants, and with the concurrence of the Company’s executive officers, the Committee developed a philosophy for compensating the Company’s executive officers and identified the Company objectives which that philosophy is intended to accomplish. On the basis of such philosophy and objectives, the Committee recommended, the Board of Directors adopted, and, where appropriate, the Company’s shareholders approved, a revised compensation program. Subsequently, the Committee has reviewed the compensation program on an annual basis making periodic adjustments thereto. At the request of the Committee, the Company has continued to retain the services of outside independent executive compensation consultants to provide periodic reports on the compensation provided under the compensation program. As a result, the Committee has recommended, the Board of Directors adopted and, where appropriate, the shareholders have approved, various adjustments to the compensation program, the elements of which are described below.

      Compensation Philosophy. The Committee has adopted a compensation philosophy for executive officers. That philosophy has been reviewed and reapproved annually and incorporates the following objectives:

(1)	The Company will pay competitive base salary at the 50th percentile of its compensation peer group;

(2)	The Company will pay an annual cash incentive targeted at the 50th percentile of its compensation peer group;

(3)	The Company will maintain a long-term stock incentive program that also generally targets the 50th percentile of its compensation peer group; and

(4)	Executive compensation will be reviewed annually based on a compensation peer group, which peer group may be modified from time to time to reflect changes in the Company’s business strategy.

      Compensation Objectives. The Committee believes that the Company’s executive compensation program should promote the following objectives:

(1)	To attract, retain and motivate executives who can significantly contribute to the success of the Company;

(2)	To reward the achievement of short- and long-term business objectives that have been approved by the Board of Directors;

(3)	To provide a rational, consistent and competitive executive compensation program that is well understood by those to whom it applies; and

(4)	To tie a significant portion of executive compensation to the long-term performance of the Common Shares.

      The Committee believes that if these compensation objectives are consistently achieved, shareholder value will be enhanced over time.

      Base Salary and Annual Incentive Compensation. Due to the Company’s financial performance, for the second consecutive year management did not request increases in the executive officers’ base salaries for fiscal year 2003. Additionally, a peer group analysis performed by an independent outside executive compensation consultant during fiscal year 2002 demonstrated the Company’s executive officers’ base salary compensation to be competitive with the 50th percentile market consensus. For these reasons, the Committee concurred with management’s recommendation that there be no increases in executive officers’ base salaries for fiscal year 2003.

      The Committee established certain financial and individual non-financial performance goals for fiscal year 2003, which, depending on the level of achievement, would result in the payment of cash incentive compensation for the executive officers excluding Mr. Bayman. During fiscal year 2003, the Company developed and successfully commenced implementation of a plan for the strategic transformation of the company, achieved through the divestiture of its electronic components business and commencement of its new singular focus on the enterprise computer systems business. As a result of the divestiture, the financial goals originally set by the Committee, which assumed continuation of the electronic components business, were inapplicable and therefore unattainable. The Committee determined that, in light of the successful commencement of the implementation during fiscal year 2003 of the Company’s long-term business strategy and the Company’s otherwise relatively strong financial performance (notwithstanding the short-term adverse impact of the divestiture), cash incentive amounts would be paid to the Company’s executives commensurate with superior, but not maximum, achievement of financial goals. Included in the cash incentive paid to each executive officer was an amount consistent with the extent to which he achieved individual non-financial performance goals as determined by the Committee.

      The base salary and cash incentive paid to James L. Bayman for his continuing services as Chairman and his advisory services to the President and Chief Executive Officer were established by an amendment to an employment agreement between Mr. Bayman and the Company entered into as of April 1, 2002, when Mr. Bayman retired from his duties as Chief Executive Officer. Under that agreement, Mr. Bayman received a base salary of $450,000 and a guaranteed bonus of $200,000 for fiscal year 2003. After fiscal year 2003, Mr. Bayman’s transition role will be as originally contemplated, and his base salary will revert to $100,000 per year.

      Stock Option Target Awards. Based upon the report and recommendations of the Company’s compensation consultants, the Committee determined to apply a target annual grant rate of stock options of 2% of Common Shares outstanding. Based on its compensation philosophy, the Committee generally has applied a guideline under which executive officers receive stock option grants based on the Black-Scholes Multiple targeted generally at the 50th percentile, with all remaining options available to be allocated to other key employees based upon recommendations to the Committee by the Chief Executive Officer. Option awards were made in fiscal year 2003 at the level of 2.2% of Common Shares outstanding, which placed the executive officers’ stock option grants modestly in excess of the 50th percentile of its peer companies’ stock option grants. Mr. Bayman did not receive a grant of stock options in fiscal year 2003.

      Retention Plan. In January 2003 the Committee recommended, and the Board of Directors approved, the adoption of a retention plan for the Company’s elected executive officers. In light of the fact that all outstanding stock options held by these executives bear exercise prices in excess of current market value, the Committee determined that a significant retention incentive was critical to ensuring the continued services of these executive officers for the forthcoming three-year period, during which significant portions of the Company’s long-term business strategy would be implemented. The Committee also desired that such retention incentive provide strong motivation for the executive officers to increase shareholder value in accordance with the Committee’s compensation objectives. The retention plan was contingent on successful completion of the divestiture of the electronic components business, which was, in fact, successfully completed in the Company’s fourth quarter of fiscal year 2003. The retention plan is not itself a formal plan, but rather in part consists of grants to each elected executive officer under the Company’s 2003 Stock Incentive Plan of restricted Common Shares having a fair market value on the date of grant equal to approximately 150% of the executive officer’s base salary. Such restricted Common Shares will become fully vested and non-forfeitable upon the earlier to occur of (i) the third anniversary of the date of grant of the restricted Common Shares or (ii) a change in control of the Company. The Common Shares are forfeited upon termination of employment prior to the end of the three-year period. For Mr. Rhein only, such restricted Common Shares will also vest in full upon his termination of employment due to his death or by the Company due to his disability. Mr. Rhein was granted special protections because his award was in part for retention and in part for successful achievement of certain goals during the 2003 fiscal year. For each participant, the Company has paid the federal income tax owing on the grant of restricted Common Shares as a result of the participant’s timely election under Section 83(b) of the Internal Revenue Code of 1986, which election is expected to have a favorable overall tax and financial effect on the Company. Upon the vesting of the restricted Common Shares, the Company will pay the participant a cash award equal to twice the federal capital gains tax rate then in effect times the difference between the fair market value of the Common Shares on the date of vesting minus the fair market value of the Common Shares on the date of grant.

      Change in Control Provisions. During fiscal year 2000, based upon an analysis of the Company’s peer group’s executive compensation practices, the Company increased the severance payment payable to certain of the Company’s executive officers, including Mr. Bayman and Mr. Rhein, upon a “change in control” from two times such executive officer’s base salary plus annual cash incentive compensation to three times such amount. Through January 2003, all other executive officers’ change in control agreements provided for a severance payment of one times such executive officer’s base salary plus annual cash incentive compensation. In January 2003, the Committee approved a modification to such agreements to increase such severance payment to two times such amount, in exchange for the executive officers’ agreement to relinquish their right to such payment after a change in control upon their discharge or voluntary termination of employment (a “single trigger” right to payment) and to accept a right to such payment after a change in control only upon their discharge without cause (a “double trigger” right to payment). The executive officers’ agreements with the Company also provide an excise and income tax gross up on any excise tax payment owed by such executive officers as a result of any amount received by the executive officer that is determined to be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986.

      Retirement and Other Benefits. Based upon the 1998 compensation review and annual analysis thereafter, the Committee approved certain executive retirement and other benefits in order to bring the Company’s retirement and other benefits in line with those offered by peer companies. These retirement and other benefits, described below, remained in effect for fiscal year 2003.

•	Supplemental Executive Retirement Plan (SERP)

      A “SERP” was established effective April 27, 1999 to provide retirement cash benefits, in an amount not to exceed 50% of final average earnings, to a select group of highly-compensated management employees, which includes the CEO and other executives selected by the Committee. The maximum cash benefit under the SERP is limited to 50% of the participant’s final average earnings, which for this purpose would be the participant’s base salary, including pre-tax deferrals, plus annual incentive compensation, offset by other Company funded retirement benefits. The SERP is an unfunded deferred compensation plan. Life insurance is purchased as a source of funds to pay benefits.

•	Restricted Stock Plan

      Due to the nearness to retirement age of Mr. Bayman, then the Chairman and Chief Executive Officer, and John V. Goodger, then the Company’s Vice President and Treasurer, at the time of the Committee’s recommendation to provide retirement benefits to the Company’s executive officers, the Committee concluded that providing retirement benefits under the SERP would have a substantial negative effect on the Company’s cash flow. Therefore, it was concluded that Messrs. Bayman and Goodger would be excluded from the SERP and would instead be covered by a separate Restricted Stock Plan. The Plan provides for a one-time grant of restricted Common Shares to Messrs. Bayman and Goodger of 611,567 and 112,231 Common Shares, respectively, which were the amounts calculated to be an actuarial approximation of participation in the SERP. The Restricted Stock Plan provides for the vesting of the Common Shares over a three year period and is, therefore, to a significant extent a reward for future service rather than solely a substitute for the SERP. All of Mr. Goodger’s shares have now vested. The first one-third of Mr. Bayman’s shares have vested.

•	Benefit Equalization Plan

      A Benefit Equalization Plan was established to permit the Company to set aside amounts for retirement on a profit sharing and 401(k) type basis in excess of amounts allowed under the Company’s tax qualified Retirement Plan. Additional voluntary deferrals of compensation also are permitted under the Benefit Equalization Plan. The Plan is limited to a select group of management and other highly-compensated employees selected by the Chief Executive Officer. The Benefit Equalization Plan is an unfunded deferred compensation plan. Life insurance is purchased as a source of funds to pay benefits.

•	Senior Executive Disability Plan

      A Senior Executive Disability Plan was established to provide enhanced disability benefits to the Chief Executive Officer and to elected officers and other key employees selected by the Chief Executive Officer. The disability benefit payable to a participant is 60% of base salary, including pre-tax deferrals, plus annual incentive compensation.

CEO Compensation

      The compensation of Arthur Rhein, the President and Chief Executive Officer of the Company, for fiscal year 2003 was determined under the terms of an employment agreement between Mr. Rhein and the Company entered into as of April 1, 2002, when Mr. Rhein assumed the duties of Chief Executive Officer.

      Mr. Rhein’s salary and target cash incentive compensation was established at a level generally believed to be less than 50% of the peer company average and was intended to take into account that, in contrast to his counterparts at most of the companies in the Company’s compensation peer group, Mr. Rhein’s duties did not include those of Chairman. In addition to a base salary of $625,000, Mr. Rhein’s incentive compensation opportunity was set at a maximum of $700,000 upon the achievement of a certain strategic performance goal established by the Committee involving divestiture of the electronics components business, with a minimum guaranteed annual cash incentive of $312,500. The Committee determined that Mr. Rhein achieved his performance goals at the highest level during fiscal year 2003; therefore, the Committee approved the payment of a cash incentive to Mr. Rhein of $700,000.

      During fiscal year 2003 Mr. Rhein was granted options to purchase 180,000 Common Shares of the Company. The Black-Scholes Multiple of this award was targeted to be 250% of Mr. Rhein’s combined total base salary and cash incentive compensation, which is slightly above the 50th percentile of the Company’s compensation peer group.

      Mr. Rhein also participated in the retention plan and the retirement and other benefit plans described above in fiscal year 2003.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Charles F. Christ, Chairman

Howard V. Knicely
Robert A. Lauer
Thomas C. Sullivan

AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.

      Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. Ernst & Young, the Company’s independent auditors, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

      In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2003 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. In addition, the Audit Committee discussed with the Company’s financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by generally accepted auditing standards.

      The Audit Committee has also received the written disclosures from Ernst & Young regarding their independence from the Company and its management as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has considered the compatibility of non-audit services with the auditors’ independence.

      Based on the Audit Committee’s reviews and discussions referred to above, and in reliance upon them, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Thomas A. Commes (Chairman)

Robert G. McCreary
Thomas C. Sullivan
Charles F. Christ

INDEPENDENT AUDITORS

      The Board of Directors, upon recommendation of the Audit Committee, has re-appointed Ernst & Young as independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2004. Fees for services rendered by Ernst & Young for the last fiscal year were:

	Financial Information Design
Audit Fees	and Implementation Fees	Fees for All Other Services
$568,000	$0	$366,000

      Audit related services generally include fees for employee benefits plan audits, business acquisitions, accounting consultations and Securities and Exchange Commission (“Commission”) registration statements. Current year audit fees include approximately $186,000 related to the audit of the balance sheet of the Company’s former Industrial Electronics Division, which was sold in Fiscal 2003. Fees for all other services included audit related services of $227,000 and tax related services of $139,000. Tax related services generally include fees for tax compliance and consulting.

      Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

OTHER MATTERS

      Reports will be laid before the Annual Meeting, including a letter from the Chief Executive Officer which accompanies the financial statements of the Company and the Auditor’s Report prepared by independent auditors. The Board of Directors does not contemplate and does not intend to present for consideration the taking of action by shareholders with respect to any reports to be laid before the Annual Meeting or with respect to the minutes of the Annual Meeting of Shareholders held on July 30, 2002, which will be read at the Annual Meeting on July 29, 2003, unless a motion to dispense with a reading is adopted.

      The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

      The cost of solicitation of Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary to assure sufficient representation, officers and employees of the Company may in person or by telephone or telegram request the return of Proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and certain of its executive officers and persons who beneficially own more than 10% of the Common Shares to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Such persons are further required to furnish the Company with copies of all such forms filed by them. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of the Section 16(a) filing requirements were satisfied by the Company’s Directors, executive officers and beneficial owners of more than 10% of the Common Shares.

SHAREHOLDER PROPOSALS

      Any shareholder proposal intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Company’s Secretary at the Company’s principal executive offices not later than February 21, 2004, for inclusion in the Proxy Statement and form of Proxy relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Commission.

      The Company may use its discretion in voting Proxies with respect to shareholder proposals not included in the Proxy Statement for the fiscal year ended March 31, 2004, unless the Company receives notice of such proposals prior to May 7, 2004.

      Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for such Annual Report should be directed to:

Steven M. Billick
Executive Vice President and Chief Financial Officer
Pioneer-Standard Electronics, Inc.
6065 Parkland Boulevard
Mayfield Heights, Ohio 44124

      You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors

LAWRENCE N. SCHULTZ
Secretary

June 26, 2003

[MAP]

FROM THE AIRPORT:

Follow 480 East to Route 422 East (Solon/ Warren). Follow Route 422 East to the Harper Road exit.

FROM THE NORTHEAST:

Follow I-271 South to Route 422 East (Solon/ Warren). Follow Route 422 East to the Harper Road exit.

FROM THE SOUTH:

Follow I-71 North to 480 East. Follow 480 East to Route 422 East (Solon/ Warren). Follow Route 422 East to the Harper Road exit.

DIRECTIONS FROM HARPER ROAD EXIT:

Turn right (south) onto Harper Road. Follow Harper Road which turns into Cochran Road after crossing Aurora Road. Turn left on Carter Street and right on Parkland Boulevard.

DETACH CARD

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INSTRUCTION CARD

PIONEER-STANDARD ELECTRONICS, INC.

ANNUAL MEETING OF SHAREHOLDERS — JULY 29, 2003

This Card is Solicited on Behalf of Wachovia Bank, N.A.

    The undersigned hereby instructs Wachovia Bank, N.A. to vote the Common Shares of Pioneer-Standard Electronics, Inc. which he or she is entitled to vote as a participant in an employee benefit plan which may be funded by The Pioneer Stock Benefit Trust at the Annual Meeting of Shareholders of the Company to be held at Pioneer-Standard Electronics, Inc., 6675 Parkland Boulevard, Solon, Ohio 44139, at 1:00 p.m., local time, and at any adjournments thereof. The undersigned authorizes and directs Wachovia Bank, N.A. to vote all of the Common Shares of the Company represented by this Card as follows, with the understanding that if no directions are given below said Common Shares will be voted “FOR” proposal 1. The Board of Directors recommends a vote “FOR” proposal 1.

1. ELECTION OF DIRECTORS:

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Charles F. Christ, Arthur Rhein and Thomas C. Sullivan

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name on the following line)

(Continued, and to be signed, on the other side)

DETACH CARD

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(INSTRUCTION CARD — Continued from other side)

2.	In its discretion, to act on any other matter or matters which may properly come before the meeting.

Dated:	, 2003

Signature(s)

Your signature to this card should be exactly the same as the name imprinted hereon.

Please date, sign and return promptly in the accompanying envelope.

DETACH CARD

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PROXY

PIONEER-STANDARD ELECTRONICS, INC.

ANNUAL MEETING OF SHAREHOLDERS — JULY 29, 2003

This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby (i) appoints Steven M. Billick and Lawrence N. Schultz, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Pioneer-Standard Electronics, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Pioneer-Standard Electronics, Inc., 6675 Parkland Boulevard, Solon, Ohio 44139, at 1:00 p.m., local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below, said Common Shares will be voted “FOR” proposal 1. The Board of Directors recommends a vote “FOR” proposal 1.

1. ELECTION OF DIRECTORS:

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Charles F. Christ, Arthur Rhein and Thomas C. Sullivan

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name on the following line)

(Continued, and to be signed, on the other side)

DETACH CARD

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(PROXY — Continued from other side)

2.	In their discretion, to act on any other matter or matters which may properly come before the meeting.

Dated:	, 2003

Signature(s)

Your signature to this Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

Please date, sign and return promptly in the accompanying envelope.